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                                                                    EXHIBIT 10.3

Bank of America
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                                                         Business Loan Agreement

This Agreement dated as of   4/21  ,   2000  , is between Bank of America, N.A.
(the "Bank") and Sunrise Telecom, Inc. (the "Borrower").

1.   LINE OF CREDIT AMOUNT AND TERMS

1.1. Line of Credit Amount.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is Nine Million and 00/100 Dollars ($9,000,000.00). In the event that the Borrower's initial public offering ("IPO") is not completed by August 1, 2000, the amount of the Commitment from such date until the Expiration Date (as defined below) will be Six Million and 00/100 Dollars ($6,000,000.00).

(b) This is a revolving line of credit providing for cash advances and letters of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Commitment.

1.2. Availability Period. The line of credit is available between the date of this Agreement and May 1, 2001, or such earlier date as the availability may terminate as provided in this Agreement (the "Expiration Date").

1.3. Interest Rate.

(a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Prime Rate minus 0.25 percentage point.

(b) The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

1.4. Repayment Terms.

(a) The Borrower will pay interest on May 1, 2000, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date. Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no later than ninety (90) days after the Expiration Date.

1.5. Optional Interest Rates. Instead of the interest rate based on the Bank's Prime Rate, the Borrower may elect the optional interest rates listed below during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

(a)  Short Term Fixed Rates.

(b)  the IBOR Rate plus 1.75 percentage points.

(c)  the LIBOR Rate plus 1.75 percentage points.

1.6. Letters of Credit.

(a)  This line of credit may be used for financing:

     (i) commercial letters of credit with a maximum maturity of 180 days but not to extend more than 180 days beyond the Expiration Date. Each commercial letter of credit will require drafts payable at sight.

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     (ii) standby letters of credit with a maximum maturity of 365 days but not to extend more than 365 days beyond the Expiration Date.

     (iii) The amount of letters of credit outstanding at any one time (including amounts drawn on letters of credit and not yet reimbursed) may not exceed Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00).

(b)  The Borrower agrees:

     (i) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

     (ii) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

     (iii) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

     (iv) to sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit.

     (v) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

1.7. Foreign Exchange Facility.

(a) During the availability period, the Bank at its discretion may enter into spot and forward foreign exchange contracts with the Borrower. The foreign exchange contract limit will be Two Million Five Hundred Thousand and 00/100 U.S. Dollars (U.S. $2,500,000.00), and the settlement limit will be One Million and 00/100 U.S. Dollars (U.S. $1,000,000.00). The "foreign exchange contract limit" is the maximum limit on the net difference between the total foreign exchange contracts outstanding less the total foreign exchange contracts for which the Borrower has already compensated the Bank. The "settlement limit" is the maximum limit on the gross total amount of all sale and purchase contracts on which delivery is to be effected and settlement allowed on any one banking day.

(b) The Bank shall not be obligated to permit the Borrower to enter into any foreign exchange contracts which would exceed the settlement limit. However, if the Bank decides, in its discretion, to waive the settlement limit for foreign exchange contracts which will settle on any particular banking day, the Bank shall not be required to make any U.S. Dollar or foreign currency settlement payment to the Borrower until the Bank receives evidence satisfactory to it that the Borrower has paid the Bank all of the Borrowers U.S. Dollar and foreign currency settlement payments. The Bank shall not be liable for interest or other damages caused by any such failure to pay or deliver or any such delay in payment or delivery.

(c) The Borrower will pay the Bank on demand the Bank's then standard foreign exchange contract fees for each contract.

(d) Foreign exchange contracts will be in form and substance satisfactory to the Bank.

(e)  No foreign exchange contracts will mature later than one hundred eighty
     (180) days after the Expiration Date, and in addition no foreign exchange contract shall have a tenor longer than 180 days.

(f) The Borrower understands the risks of, and is financially able to bear any losses resulting from, entering into foreign exchange contracts. The Bank shall not be liable for any loss suffered by the Borrower as a result of the Borrowers foreign exchange trading. The Borrower will enter into each foreign exchange contract in reliance only upon the Borrower's own judgment. The Borrower acknowledges that in entering into foreign exchange contracts with the Borrower, the Bank is not acting as a fiduciary. The Borrower understands that neither the Bank nor the Borrower has any obligation to enter into any particular foreign exchange contract with the other.

(g) On the date of this Agreement and at the time of each request by the Borrower for a foreign exchange contract, the Borrower represents and warrants that the Borrower has, and shall maintain, a net worth of at least One Million Dollars ($1,000,000). The Borrower represents and warrants that it will enter into foreign exchange contracts only in connection with the conduct of its business or to manage the risk of an asset or liability owned or incurred in the conduct of its business, and not for speculative purposes.

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(h)  The Borrower hereby requests the Bank to rely upon and execute the
     Borrower's telephonic instructions regarding foreign exchange contracts, and the Borrower agrees that the Bank shall incur no liability for its acts or omissions which result from interruption of communications, misunderstood communications or instructions from unauthorized persons, unless caused by the willful misconduct of the Bank or its officers or employees. The Borrower agrees to protect the Bank and hold it harmless from any and all loss, damage, claim, expense (including the reasonable fees of outside counsel and the allocated costs of staff counsel) or inconvenience, however arising, which the Bank suffers or incurs or might suffer or incur, based on or arising out of said acts or omissions.

(i) The Borrower agrees to promptly review all confirmations sent to the Borrower by the Bank. The Borrower understands that these confirmations are not legal contracts but only evidence of the valid and binding oral contract which the Borrower has already entered into with the Bank. The Borrower agrees to promptly execute and return to the Bank confirmations which accurately reflect the terms of a foreign exchange contract, and immediately contact the Bank if the Borrower believes a confirmation is not accurate. In the event of a conflict, inconsistency or ambiguity between the provisions of this Agreement and the provisions of a confirmation, the provisions of this Agreement will prevail.

(j) The Borrower agrees that the Bank may electronically record all telephonic conversations with the Borrower relating to foreign exchange contracts and that such tape recordings may be submitted in evidence to any court or in any other proceedings relating to such contracts. The Borrower agrees that in the event of a conflict, inconsistency or ambiguity between the terms of a foreign exchange contract as reflected in a tape recording and the terms stated on a confirmation, the terms reflected in the tape recording shall control.

(k) Any sum owed to the Bank under a foreign exchange contract may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement. The Borrower hereby authorizes the Bank to debit the Borrower's account with the Bank for payments due from the Borrower to the Bank with respect to any foreign exchange contract. The Borrower acknowledges that any collateral pledged to secure the Borrowers performance of its obligations under this Agreement secures its obligations under foreign exchange contracts with the Bank.

(l) In addition to any other rights or remedies which the Bank may have under this Agreement or otherwise, upon the occurrence of an event of default under this Agreement, or if the Borrower's aggregate realized or unrealized mark-to-market losses on foreign exchange contracts exceed $500,000.00 (the "Revaluation Limit"), the Bank may:

     (i) Suspend performance of its obligations to the Borrower under any foreign exchange contract;

     (ii) Declare all foreign exchange contracts, interest and any other amounts which are payable by the Borrower to the Bank immediately due and payable; and

     (iii) Without notice to the Borrower, close out any or all foreign exchange contracts or positions of the Borrower with the Bank.

     The Bank shall not be under any obligation to exercise any such rights or remedies or to exercise them at a time or in a manner beneficial to the Borrower. The Borrower shall be liable for any amounts owing to the Bank after exercise of any such rights and remedies.

2.   OPTIONAL INTEREST RATES

2.1. Optional Rates. Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the first day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Prime Rate, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

2.2. Short Term Fixed Rate. The election of Short Term Fixed Rates shall be subject to the following terms and requirements:

(a) The "Short Term Fixed Rate" means the fixed interest rate the Bank and the Borrower agree will apply during the applicable interest period.

(b) The interest period during which the Short Term Fixed Rate will be in effect will be no shorter than 30 days and no longer than one year.

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(c)  Each Short Term Fixed Rate Portion will be for an amount not less than the following:

     (i) for interest periods of 91 days or longer, Five Hundred Thousand Dollars ($500,000).

     (ii) for interest periods of between 30 days and 90 days, One Million Dollars ($1,000,000).

(d) Each prepayment of a Short Term Fixed Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(e) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

2.3. IBOR Rate. The election of IBOR Rates shall be subject to the following terms and requirements:

(a) The interest period during which the IBOR Rate will be in effect will be no shorter than 30 days and no longer than one year. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

(b)  Each IBOR Rate Portion will be for an amount not less than the following:

     (i) for interest periods of 91 days or longer, Five Hundred Thousand Dollars ($500,000).

     (ii) for interest periods of between 30 days and 90 days, One Million Dollars ($1,000,000).

(c) The Borrower may not elect an IBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

(d) The "IBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

               IBOR Rate    =          IBOR Base Rate
                                 ---------------------------
                                 (1.00 - Reserve Percentage)

     Where,

     (i) "IBOR Base Rate" means the interest rate at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

     (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(e) Each prepayment of an IBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(f) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

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(g)  The Bank will have no obligation to accept an election for an IBOR Rate
     Portion if any of the following described events has occurred and is continuing:

     (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an IBOR Rate Portion are not available in the offshore dollar inter-bank market; or

     (ii) the IBOR Rate does not accurately reflect the cost of an IBOR Rate Portion.

2.4. LIBOR Rate. The election of LIBOR Rates shall be subject to the following terms and requirements:

(a) The interest period during which the LIBOR Rate will be in effect will be one, two, three, four, five, six, seven, eight, nine, ten, eleven, or twelve months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b)  Each LIBOR Rate Portion will be for an amount not less than the following:

     (i) for interest periods of four months or longer, Five Hundred Thousand Dollars ($500,000).

     (ii) for interest periods of one, two or three months, One Million Dollars ($1,000,000).

(c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

               LIBOR Rate  =  London Inter-Bank Offered Rate
                              ------------------------------
                               (1.00 - Reserve Percentage)

     Where,

     (i) "London Inter-Bank Offered Rate" means the average per annum interest rate at which U.S. dollar deposits would be offered for the applicable interest period by major banks in the London inter-bank market, as shown on the Telerate Page 3750 (or such other page as may replace it) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. If such rate does not appear on the Telerate Page 3750 (or such other page that may replace it), the rate for that interest period will be determined by such alternate method as reasonably selected by Bank. A "London Banking Day" is a day on which the Bank's London Branch is open for business and dealing in offshore dollars.

     (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(e) The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

(f) Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(g) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

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(h)  The Bank will have no obligation to accept an election for a LIBOR Rate
     Portion if any of the following described events has occurred and is continuing:

     (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

     (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.

3.   FEES AND EXPENSES

3.1. Fees.

(a) Loan fee. The Borrower agrees to pay a loan fee in the amount of Eleven Thousand Five Hundred Fifty and 00/100 Dollars ($11,550.00). This fee is due on or before the date of this Agreement.

(b) Waiver fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(c) Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed two percent (2%) of any installment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank's rights with respect to the default.

3.2. Expenses. The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees and documentation fees.

3.3. Reimbursement Costs.

(a) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

4.   COLLATERAL

4.1. Personal Property. The Borrower's obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

(a)  Inventory.

(b)  Receivables.

4.2. Personal Property Supporting Guaranty. The obligations of the guarantor, Hukk Engineering, Inc. ("Hukk"), to the Bank will be secured by personal property Hukk now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by Hukk.

(a)  Inventory.

(b)  Receivables.

5.   DISBURSEMENTS, PAYMENTS AND COSTS

5.1. Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

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5.2. Disbursements and Payments.  Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

5.3. Telephone and Telefax Authorization.

(a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 14871-03852, or such other of the Borrowers accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

5.4. Direct Debit (Pre-Billing).

(a) The Borrower agrees that the Bank will debit the Borrower's deposit account number 14871-03852, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

(b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

     (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

     (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

            Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

5.5. Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

5.6. Additional Costs. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)  any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

5.7. Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

5.8. Default Rate. Upon the occurrence of any default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at the Bank's Prime Rate plus 2 percentage points. This will not constitute a waiver of any default.

6.   CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this
Agreement:

6.1. Authorizations. Evidence that the execution, delivery and performance by the Borrower and each guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

6.2. Governing Documents.  A copy of the Borrower's articles of incorporation.

6.3. Security Agreements. Signed original security agreements, assignments, financing statements and fixture filings (together with collateral in which the Bank requires a possessory security interest), which the Bank requires.

6.4. Evidence of Priority. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

6.5. Insurance. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

6.6. Guaranty. A guaranty signed by Hukk in the amount of Nine Million Dollars ($9,000,000).

6.7. Other Items.  Any other items that the Bank reasonably requires.

7.   REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

7.1. Organization of Borrower. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

7.2. Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

7.3. Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

7.4. Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

7.5. No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

7.6. Financial Information. All financial and other information that has been or will be supplied to the Bank is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrowers (and any guarantor's) financial condition, including all material contingent liabilities.

(b)   in compliance with all government regulations that apply.

7.7. Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

7.8. Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

7.9. Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

7.10. Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

7.11. Income Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year.

7.12. No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

7.13. Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

7.14. Location of Borrower. The Borrowers place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

8.    COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1. Use of Proceeds. To use the proceeds of the credit only for working capital, and at the option of the Bank, to finance any draft under any letters of credit issued hereunder.

8.2. Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

(a) Within 120 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited (with an unqualified opinion) by a certified public accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b) Within 45 days of the period's end, the Borrower's quarterly financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated and consolidating basis.

(c) Within 90 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidating basis.

(d) Within 120 days of the Borrower's fiscal year end, the Borrower's annual consolidated budget for its then current fiscal year, including balance sheet, income statement, and cash flow, all projected on a quarterly basis.

(e) Within the period(s) provided in (a) and (b) above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

8.3. Quick Ratio. To maintain on a consolidated basis a ratio of quick assets to current liabilities ("Quick Ratio") of at least 1.5:1.0. In the event that the net cash proceeds received by the Borrower on the closing date of its IPO (the "IPO Proceeds") equal or exceed Forty-Five Million Dollars ($45,000,000), the Borrower will maintain a Quick Ratio of at least 2.25:1.0 as of the IPO closing date and thereafter.

"Quick assets" means cash, short-term cash investments in non-affiliated entities, net trade receivables (including foreign receivables) and marketable securities not classified as long-term investments. "Current liabilities" shall include (a) all obligations classified as current liabilities under generally accepted accounting principles, plus (b) all principal amounts outstanding under revolving lines of credit, whether classified as current or long-term, which are not already included under (a) above.

8.4. Total Liabilities to Tangible Net Worth. To maintain on a consolidated basis a ratio of total liabilities to tangible net worth ("Debt/TNW Ratio") not exceeding 0.75:1.0. In the event that the IPO Proceeds equal or exceed Forty-Five Million Dollars ($45,000,000), the Borrower will maintain a Debt/TNW Ratio not exceeding 0.50:1.0 as of the IPO closing date and thereafter.

"Total liabilities" means the sum of current liabilities plus long term liabilities.

"Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, deferred receivables, and other like intangibles, and monies due from affiliates, officers, directors, employees or shareholders of the Borrower) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

8.5. Profitability. To maintain on a consolidated basis a positive net income after taxes and extraordinary items for each quarterly accounting period and at fiscal year end.

8.6. Other Debts. Not to have outstanding or incur any direct or contingent liabilities (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

(a)  Acquiring goods, supplies, or merchandise on normal trade credit.

(b)  Endorsing negotiable instruments received in the usual course of business.

(c)  Obtaining surety bonds in the usual course of business.

(d) Liabilities and lines of credit in existence on the date of this Agreement disclosed in writing to the Bank.

(e) Additional debts for the acquisition of fixed assets, to the extent permitted elsewhere in this Agreement.

(f) Additional debts for business purposes, which do not exceed a total principal amount of One Million Dollars ($1,000,000). In the event that the IPO Proceeds equal or exceed Forty-Five Million Dollars ($45,000,000), the Borrower may incur additional debts for business purposes which do not exceed a total principal amount of Two Million Dollars ($2,000,000) instead of One Million Dollars ($1,000,000). For purposes of this subparagraph, "debts for business purposes" only includes debts incurred under promissory notes signed by the Borrower in favor of sellers in connection with acquisitions and purchases permitted under Paragraph 8.22(g) below and monetary obligations incurred by the Borrower under non-competition agreements entered into by the Borrower in connection with such acquisitions and purchases.

8.7. Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)  Deeds of trust and security agreements in favor of the Bank.

(b)  Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d) Additional liens against the property of the Borrower which secure indebtedness permitted by the preceding paragraph.

8.8. Capital Expenditures. Not to spend or incur obligations (including the total amount of any capital leases) for more than Three Million Dollars ($3,000,000) in any single fiscal year to acquire fixed assets. In the event that the IPO Proceeds equal or exceed Forty-Five Million Dollars ($45,000,000), the Borrower may spend or incur obligations (including the total amount of any capital leases) for not more than (i) Five Million Dollars ($5,000,000) during fiscal year 2000 to acquire fixed assets (other than those described in clause (ii) of this paragraph), and (ii) Twenty Million Dollars ($20,000,000) to acquire the Borrower's new headquarters facility, and furniture, office equipment and fixtures for such facility.

8.9. Dividends. Not to declare or pay any dividends on any of its shares, and not to purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto, except:

(a)    dividends payable in its capital stock;

(b) from earnings available for dividends and earned during the immediately preceding fiscal year, and in any event, not in excess of Seven Hundred Fifty Thousand Dollars ($750,000) in any one fiscal year. In the event that the IPO Proceeds equal or exceed Forty-Five Million Dollars ($45,000,000), such maximum amount shall be increased to One Million Dollars ($1,000,000) in any one fiscal year as of the fiscal year in which the IPO closing date occurs and thereafter;

(c) purchases, redemptions, or other acquisitions for value of any of its shares, or the creation of any sinking fund in relation thereto, in an amount in any fiscal year not to exceed 20% of the Borrower's net income for the immediately preceding fiscal year.

8.10. IPO Proceeds. To first apply the IPO Proceeds to repay in full all principal and any unpaid interest or other charges under this line of credit that are outstanding as of the IPO closing date.

8.11. Paydown Period. To reduce the amount of advances outstanding under this Agreement to zero for a period of at least 30 consecutive days in each line-year. "Line-year" means the period between the date of this Agreement and May 1, 2001, and each subsequent one-year period (if any). For the purposes of this paragraph, "advances" does not include undrawn amounts of outstanding letters of credit.

8.12.  Notices to Bank.  To promptly notify the Bank in writing of:

(a) any lawsuit over Two Hundred Fifty Thousand Dollars ($250,000) against the Borrower (or any guarantor).

(b) any substantial dispute between the Borrower (or any guarantor) and any government authority.

(c) any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d) any material adverse change in the Borrower's (or any guarantor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

(f) any actual contingent liabilities of the Borrower (or any guarantor), and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000) in the aggregate.

8.13.  Books and Records.  To maintain adequate books and records.

8.14. Audits. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

The Bank has no duty to inspect the Borrowers properties or to examine, audit, or copy books and records and the Bank shall not incur any obligation or liability by reason of not making any such inspection or inquiry. In the event that the Bank inspects the Borrower's properties or examines, audits, or copies books and records, the Bank will be acting solely for the purposes of protecting the Bank's security and preserving the Bank's rights under this Agreement. Neither the Borrower nor any other party is entitled to rely on any inspection or other inquiry by the Bank. The Bank owes no duty of care to protect the Borrower or any other party against, or to inform the Borrower or any other party of, any adverse condition that may be observed as affecting the Borrower's properties or premises, or the Borrower's business. In the event that the Bank has a duty or obligation under applicable laws, regulations or legal requirements to disclose any report or findings made as a result of, or in connection with, any site visit, observation or testing by the Bank, the Bank may make such a disclosure to the Borrower or any other party.

8.15. Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

8.16. Preservation of Rights. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

8.17. Maintenance of Properties. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

8.18. Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

8.19. Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

8.20.  Insurance.

(a) Insurance Covering Collateral. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(b) General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business.

(c) Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

8.21. Additional Negative Covenants. Not to, without the Bank's written consent:

(a) engage in any business activities substantially different from the Borrower's present business.

(b)    liquidate or dissolve the Borrower's business.

(c) enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(d) sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(e) sell, assign, lease, transfer or otherwise dispose of all or a substantial part of the Borrower's business or the Borrower's assets except in the ordinary course of the Borrower's business.

(f) enter into any sale and leaseback agreement covering any of its fixed assets.

(g) acquire or purchase a business or its assets for a consideration, including assumption of direct or contingent debt, in excess of One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate. In the event that the IPO Proceeds equal or exceed Forty-Five Million Dollars ($45,000,000), the maximum consideration shall be increased to Fifteen Million Dollars ($15,000,000) in the aggregate as of the IPO closing date. It is provided, however, that the Borrower may not acquire or purchase a business or its assets after the IPO closing date unless
       (i) the target business is engaged in business activities substantially similar to the Borrower's present business, (ii) such acquisition or purchase is not hostile, (iii) the Borrower submits to the Bank a pro-forma balance sheet and income statement prior to the close of such acquisition or purchase, which balance sheet and income statement shall give effect to such acquisition or purchase, (iv) the Borrower submits to the Bank a compliance certificate prior to the close of such acquisition or purchase, which compliance certificate shall show that after giving effect to such acquisition or purchase, the Borrower shall be in compliance with the financial covenants and other terms and conditions of this Agreement, and (v) the aggregate amount of direct and contingent debt assumed by the Borrower in connection with all such acquisitions or purchases does not exceed Two Million Dollars ($2,000,000).

8.22. Guaranties from Subsidiaries. Within 30 days after the Borrower's acquisition of any new domestic subsidiary, to deliver to the Bank a guaranty signed by the subsidiary together with a security agreement and any other documents signed by the subsidiary, that are necessary to grant to the Bank an enforceable first priority security interest in the subsidiary's personal property. All such documents must be in form and content acceptable to the Bank.

9.     DEFAULT

If any of the following events occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

9.1. Failure to Pay. The Borrower fails to make a payment under this Agreement when due.

9.2. Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

9.3. False Information. The Borrower (or any guarantor) has given the Bank false or misleading information or representations.

9.4. Bankruptcy. The Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any guarantor) or the Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

9.5. Receivers. A receiver or similar official is appointed for the Borrower's (or any guarantor's) business, or the business is terminated, or any guarantor is liquidated or dissolved.

9.6. Lawsuits. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower (or any guarantor) in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or more in excess of any insurance coverage.

9.7. Judgments. Any judgments or arbitration awards are entered against the Borrower (or any guarantor), or the Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or more in excess of any insurance coverage.

9.8. Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrowers (or any guarantor's) financial condition or ability to repay.

9.9. Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the Borrower's (or any guarantor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

9.10. Cross-default. Any default occurs under any agreement in connection with any credit the Borrower (or any guarantor) or any of the Borrower's related entities or affiliates has obtained from anyone else or which the Borrower (or any guarantor) or any of the Borrower's related entities or affiliates has guaranteed.

9.11. Default under Related Documents. Any guaranty, subordination agreement, security agreement, deed of trust, or other document required by this Agreement is violated or no longer in effect.

9.12. Other Bank Agreements. The Borrower (or any guarantor) or any of the Borrower's related entities or affiliates fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower (or any guarantor) or any of the Borrower's related entities or affiliates has with the Bank or any affiliate of the Bank.

9.13. Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

10.    ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1. GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

10.2.  California Law.  This Agreement is governed by California law.

10.3. Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees; provided that such actual or potential participants or assignees shall agree to treat all financial information exchanged as confidential. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

10.4.  Arbitration.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a "Claim").

(b) At the request of the Borrower or the Bank, any Claim shall be resolved by arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the "Act"). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

(c) Arbitration proceedings will be determined in accordance with the Act, the rules and procedures for the arbitration of financial services disputes of J.A.M.S./Endispute or any successor thereof ("J.A.M.S."), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

(d) The arbitration shall be administered by J.A.M.S. and conducted in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in California. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

(e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on J.A.M.S. under applicable J.A.M.S. rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(f)    This paragraph does not limit the right of the Borrower or the Bank to:
       (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g) The filing of a court action is not intended to constitute a waiver of the right of the Borrower or the Bank, including the suing party, thereafter to require submittal of the Claim to arbitration.

10.5. Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

10.6. Administration Costs. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

10.7. Attorneys' Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

10.8. One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

10.9. Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrowers obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

10.10. Notices. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices sent by first class mail shall be deemed delivered on the earlier of actual receipt or on the fourth business day after deposit in the U.S. mail.

10.11. Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.12. Prior Agreement Superseded. This Agreement supersedes the Business Loan Agreement entered into as of November 9, 1999 between the Bank and the Borrower, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

This Agreement is executed as of the date stated at the top of the first page.

Bank Of America, N.A.                          Sunrise Telecom, Inc.

X  /s/ Lakshmi Wolterding                      X  /s/ Paul Chang
----------------------------------             ---------------------------------
By:  Lakshmi Wolterding,                       By:  Paul Chang, President/
     Vice President                                 Chief Executive Officer


Address where notices to the Bank are to be sent:

South Bay Commercial Banking Office #01487     X  /s/ Peter Eidelman
101 Park Center Plaza                          ---------------------------------
San Jose, CA 95115                             By:  Peter Eidelman, Treasurer


                                               Address for Notices:

                                               22 Great Oaks Boulevard
                                               San Jose, CA 95119

Bank of America
================================================================================
                                  Security Agreement (Receivables and Inventory)

1.   THE SECURITY.
The undersigned Sunrise Telecom, Inc. ("Borrower") hereby assigns and grants to Bank of America, N.A. ("Bank") a security interest in the following described property ("Collateral"):

     A.   All of the following, whether now owned or hereafter acquired by
          Borrower: accounts, contract rights, chattel paper, instruments, deposit accounts, and general intangibles.
     B.   All inventory now owned or hereafter acquired by Borrower.
     C. All negotiable and nonnegotiable documents of title now owned or hereafter acquired by Borrower.
     D. All rights under contracts of insurance now owned or hereafter acquired by Borrower covering any of the above-described property.
     E. All proceeds, product, rents and profits now owned or hereafter acquired by Borrower of any of the above-described property.
     F. All books and records now owned or hereafter acquired by Borrower pertaining to any of the above-described property, including but not limited to any computer-readable memory and any computer hardware or software necessary to process such memory ("Books and Records").

2.   THE INDEBTEDNESS.
The collateral secures and will secure all Indebtedness of Borrower to Bank. For the purposes of this Agreement, "Indebtedness" means all loans and advances made by Bank to Borrower and all other obligations and liabilities of Borrower to Bank, whether now existing or hereafter incurred or created, whether voluntary or involuntary, whether due or not due, whether absolute or contingent, or whether incurred directly or acquired by Bank by assignment or otherwise. Unless Borrower shall have otherwise agreed in writing, Indebtedness, for the purposes of this Agreement, shall not include "consumer credit" subject to the disclosure requirements of the Federal Truth in Lending Act or any regulations promulgated thereunder.

3.   BORROWER'S COVENANTS.
Borrower covenants and warrants that unless compliance is waived by Bank in writing:

     A. Borrower will properly preserve the Collateral; defend the Collateral against any adverse claims and demands; and keep accurate Books and Records.
     B. Borrower has notified Bank in writing of, and will notify Bank in writing prior to any change in the locations of (i) Borrower's place of business or Borrower's chief executive office if Borrower has more than one place of business and (ii) any Collateral, including the Books and Records.
     C. Borrower will notify Bank in writing prior to any change in Borrower's name, identity or business structure.
     D. Borrower will maintain and keep in force insurance covering Collateral designated by Bank against fire and extended coverages. Such insurance shall require losses to be paid on a replacement cost basis, be issued by insurance companies acceptable to Bank and include a loss payable endorsement in favor of Bank in a form acceptable to Bank.
     E. Borrower has not granted and will not grant any security interest in any of the Collateral except to Bank, and will keep the Collateral free of all liens, claims, security interests and encumbrances of any kind or nature, except the security interest of Bank.
     F. Borrower will not sell, lease, agree to sell or lease, or otherwise dispose of, or remove from Borrower's place of business (i) any inventory except in the ordinary course of business as heretofore conducted by Borrower, or (ii) any other Collateral except with the prior written consent of Bank.
     G. Borrower will promptly notify Bank in writing of any event which affects the value of any Collateral, the ability of Borrower or Bank to dispose of any Collateral, or the rights and remedies of Bank in relation thereto, including but not limited to, the levy of any legal process against any Collateral and the adoption of any marketing order, arrangement or procedure affecting the Collateral, whether governmental or otherwise.
     H. If any Collateral is or becomes the subject of any negotiable document of title including any warehouse receipt or bill of lading, Borrower shall immediately deliver such document to Bank.
     I. Until Bank exercises its rights to make collection, Borrower will diligently collect all Collateral.

4.   ADDITIONAL OPTIONAL REQUIREMENTS.
Borrower agrees that Bank may at its option at any time, whether or not Borrower is in default:

     A. Require Borrower to segregate all collections and proceeds of the Collateral so that they are capable of identification and deliver daily such collections and proceeds to Bank in kind.
     B. Require Borrower to deliver to Bank (i) copies of or extracts from the Books and Records, and (ii) information on any contracts or other matters affecting the Collateral.
     C. Examine the Collateral, including the Books and Records, and make copies of or extracts from the Books and Records, and for such purposes enter at any reasonable time upon the property where any Collateral or any Books and Records are located.

     D.   Require Borrower to deliver to Bank any instruments or chattel paper.
     E. Require Borrower to obtain Bank's prior written consent to any sale, lease, agreement to sell or lease, or other disposition of any inventory.
     F. Notify any account debtors, any buyers of the Collateral, or any other persons of Bank's interest in the Collateral.
     G. Require Borrower to direct all account debtors to forward all payments and proceeds of the Collateral to a post office box under Bank's exclusive control.
     H. Demand and collect any payments and proceeds of the Collateral. In connection therewith Borrower irrevocably authorizes Bank to endorse or sign Borrower's name on all checks, drafts, collections, receipts and other documents, and to take possession of and open the mail addressed to Borrower and remove therefrom any payments and proceeds of the Collateral.

5.   DEFAULTS.
Any one or more of the following shall be a default hereunder:

     A.   Borrower fails to pay any indebtedness when due.
     B. Borrower breaches any term, provision, warranty or representation under this Agreement or under any other obligation of Borrower to Bank.
     C. Any custodian, receiver or trustee is appointed to take possession, custody or control of all or a substantial portion of the property of Borrower or of any guarantor of any indebtedness.
     D. Borrower or any guarantor of any indebtedness becomes insolvent, or is generally not paying or admits in writing its inability to pay its debts as they become due, fails in business, makes a general assignment for the benefit of creditors, dies or commences any case, proceeding or other action under any bankruptcy or other law for the relief of, or relating to, debtors.
     E. Any case, proceeding or other action is commenced against Borrower or any guarantor of any indebtedness under any bankruptcy or other law for the relief of, or relating to, debtors.
     F. Any involuntary lien of any kind or character attaches to any Collateral.
     G. Any financial statements, certificates, schedules or other information now or hereafter furnished by Borrower to Bank proves false or incorrect in any material respect.

6.   BANK'S REMEDIES AFTER DEFAULT.
In the event of any default Bank may do any one or more of the following:

     A. Declare any indebtedness immediately due and payable, without notice or demand.
     B. Enforce the security interest given hereunder pursuant to the Uniform Commercial Code and any other applicable law.
     C. Enforce the security interest of Bank in any deposit account of Borrower maintained with Bank by applying such account to the Indebtedness.
     D. Require Borrower to assemble the Collateral, including the Books and Records, and make them available to Bank at a place designated by Bank.
     E. Enter upon the property where any Collateral, including any Books and Records are located and take possession of such Collateral and such Books and Records, and use such property (including any buildings and facilities) and any of Borrower's equipment, if Bank deems such use necessary or advisable in order to take possession of, hold, preserve, process, assemble, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral.
     F. Grant extensions and compromise or settle claims with respect to the Collateral for less than face value, all without prior notice to Borrower.
     G. Use or transfer any of Borrower's rights and interest in any Intellectual Property now owned or hereafter acquired by Borrower, if Bank deems such use or transfer necessary or advisable in order to take possession of, hold, preserve, process, assemble, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral. Borrower agrees that any such use or transfer shall be without any additional consideration to Borrower. As used in this paragraph, "Intellectual Property" includes, but is not limited to, all trade secrets, computer software, service marks, trademarks, trade names, trade styles, copyrights, patents, applications for any of the foregoing, customer lists, working drawings, instructional manuals, and rights in processes for technical manufacturing, packaging and labelling in which Borrower has any right or interest, whether by ownership, license, contract or otherwise.
     H. Have a receiver appointed by any court of competent jurisdiction to take possession of the Collateral.
     I. Take such measures as Bank may deem necessary or advisable to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, and Borrower hereby irrevocably constitutes and appoints Bank as Borrower's attorney-in-fact to perform all acts and execute all documents in connection therewith.

7.   MISCELLANEOUS.
     A. Any waiver, expressed or implied, of any provision hereunder and any delay or failure by Bank to enforce any provision shall not preclude Bank from enforcing any such provision thereafter.
     B. Borrower shall, at the request of Bank, execute such other agreements, documents, instruments, or financing statements in connection with this Agreement as Bank may reasonably deem necessary.
     C. All notes, security agreements, subordination agreements and other documents executed by Borrower or furnished to Bank in connection with this Agreement must be in form and substance satisfactory to Bank.
     D. This Agreement shall be governed by and construed according to the laws of the State of California, to the jurisdiction of which the parties hereto submit.
     E. All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law. Any single or partial exercise of any right or remedy shall not preclude the further exercise thereof or the exercise of any other right or remedy.
     F. All terms not defined herein are used as set forth in the Uniform Commercial Code.
     G. In the event of any action by Bank to enforce this Agreement or to protect the security interest of Bank in the Collateral, or to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, Borrower agrees to pay immediately the costs and expenses thereof, together with reasonable attorney's fees and allocated costs for in-house legal services.
     H. Any Borrower who is married agrees that such Borrower's separate property shall be liable for payment of the Indebtedness if such Borrower is personally liable for the Indebtedness.


Date:  4/21 ,   2000
     -------------------


BANK OF AMERICA, N.A.                   Borrower:
                                        Sunrise Telecom, Inc.

X  /s/ Lakshmi Wolterding
-----------------------------------     X  /s/ Paul Chang
By: Lakshmi Wolterding,                 ----------------------------------
    Vice President                      By: Paul Chang, President/
                                            Chief Executive Officer


                                        X  /s/ Peter Eidelman
                                        ----------------------------------
                                        By: Peter Eidelman, Treasurer/
                                            Chief Financial Officer

Bank of America
================================================================================

To:                                                          Continuing Guaranty

     Bank of America, N.A.          Borrowers:   Sunrise Telecom, Inc.
                                    Guarantors:  Hukk Engineering, Inc.

     (1) For valuable consideration, the undersigned ("Guarantors") jointly and severally unconditionally guarantee and promise to pay to Bank of America, N.A. ("Bank"), or order, on demand, in lawful money of the United States, any and all indebtedness of Sunrise Telecom, Inc. ("Borrowers") to Bank. The word "indebtedness" is used herein in its most comprehensive sense and includes any and all advances, debts, obligations, and liabilities of Borrowers or any one or more of them to Bank, heretofore, now, or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether direct or acquired by Bank by assignment or succession, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether Borrowers may be liable individually or jointly with others, or whether recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, or whether such indebtedness may be or hereafter become otherwise unenforceable.

     (2) The liability of Guarantors under this Guaranty (exclusive of liability under any other guaranties executed by Guarantors) shall not exceed at any one time the total of (a) Nine Million and 00/100 Dollars ($9,000,000.00), for the principal amount of the indebtedness and (b) all interest, fees, and other costs and expenses relating to or arising out of the indebtedness or such part of the indebtedness as shall not exceed the foregoing limitation. It is provided, however, that the amount guaranteed under this Guaranty shall not exceed the Maximum Guaranteed Amount. "Maximum Guaranteed Amount" means the greater of: (x) the "reasonably equivalent value" received by Guarantors in exchange for or in connection with Guarantors' execution of this Guaranty; or
(y) ninety percent (90%) of the excess of (i) a "fair valuation" of the amount of the assets of Guarantors as of the applicable date of determination of the incurrence of Guarantors' obligations under this Guaranty over (ii) a "fair valuation" of Guarantors' debts as of such date. For purposes of the definition of "Maximum Guaranteed Amount", "reasonably equivalent value", "fair valuation" and the calculation of assets and other property and debts shall be determined in accordance with applicable federal and California state laws governing the determination of the insolvency of a debtor and to further the intent of the parties not to render Guarantors insolvent or to leave Guarantors with an unreasonably small amount of capital in relation to their business, in all cases at the applicable date for determination of the incurrence of Guarantors' obligations under this Guaranty. Bank may permit the indebtedness to exceed Guarantors' liability, and may apply any amounts received from any source, other than from Guarantors, to the unguaranteed portion of the indebtedness. This is a continuing guaranty relating to any indebtedness, including that arising under successive transactions which shall either continue the indebtedness or from time to time renew it after it has been satisfied. Any payment by Guarantors shall not reduce their maximum obligation hereunder, unless written notice to that effect be actually received by Bank at or prior to the time of such payment.

     (3) If any Borrower is a partnership and any Guarantor is a general partner of that partnership, then such Guarantor shall not be liable under this Guaranty for any indebtedness of such Borrower which is secured by real property; provided, however, that such Guarantor shall remain liable under partnership law for all the indebtedness of such Borrower.

     (4) The obligations hereunder are joint and several, and independent of the obligations of Borrowers, and a separate action or actions may be brought and prosecuted against Guarantors whether action is brought against Borrowers or whether Borrowers be joined in any such action or actions; and Guarantors waive the benefit of any statute of limitations affecting their liability hereunder.

     (5) Guarantors authorize Bank, without notice or demand and without affecting their liability hereunder, from time to time, either before or after revocation hereof, to (a) renew, compromise, extend, accelerate, or otherwise change the time for payment of, or otherwise change the terms of the indebtedness or any part thereof, including increase or decrease of the rate of interest thereon; (b) receive and hold security for the payment of this Guaranty or any of the indebtedness, and exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any such security; (c) apply such security and direct the order or manner of sale thereof as Bank in its discretion may determine; and (d) release or substitute any one or more of the endorsers or guarantors.

     (6) Guarantors waive any right to require Bank to (a) proceed against Borrowers; (b) proceed against or exhaust any security held from Borrowers; or
(c) pursue any other remedy in Bank's power whatsoever. Guarantors waive any defense arising by reason of any disability or other defense of Borrowers, or the cessation from any cause whatsoever of the liability of Borrowers, or any claim that Guarantors' obligations exceed or are more burdensome than those of Borrowers. Until the indebtedness shall have been paid in full, even though the indebtedness is in excess of Guarantors' liability hereunder, Guarantors waive any right of subrogation, reimbursement, indemnification, and contribution (contractual, statutory, or otherwise) including, without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11, United States Code) or any successor statute, arising from the existence or performance of this Guaranty and Guarantors waive any right to enforce any remedy which Bank now has or may hereafter have against Borrowers and waive any benefit of, and any right to participate in, any security now or hereafter held by Bank. Guarantors waive all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty and of the existence, creation, or incurring of new or additional indebtedness.

     (7) (a) Guarantors understand and acknowledge that if Bank forecloses, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the indebtedness, that foreclosure could impair or destroy any ability that Guarantors may have to seek reimbursement, contribution, or indemnification from Borrowers or others based on any right Guarantors may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by Guarantors under this Guaranty. Guarantors further understand and acknowledge that in the absence of this paragraph, such potential impairment or destruction of Guarantors' rights, if any, may entitle Guarantors to assert a defense to this Guaranty based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d. 40 (1968). By executing this Guaranty, Guarantors freely, irrevocably, and unconditionally:
(i) waive and relinquish that defense and agree that Guarantors will be fully liable under this Guaranty even though Bank may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the indebtedness; (ii) agree that Guarantors will not assert that defense in any action or proceeding which Bank may commence to enforce this Guaranty; (iii) acknowledge and agree that the rights and defenses waived by Guarantors in this Guaranty include any right or defense that Guarantors may have or be entitled to assert based upon or arising out of any one or more of Sections 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or Section 2848 of the California Civil Code; and (iv) acknowledge and agree that Bank is relying on this waiver in creating the indebtedness, and that this waiver is a material part of the consideration which Bank is receiving for creating the indebtedness.

          (b) Guarantors waive any rights and defenses that are or may become available to Guarantors by reason of Sections 2787 to 2855, inclusive, of the California Civil Code.

          (c) Guarantors waive all rights and defenses that Guarantors may have because any of the indebtedness is secured by real property. This means, among other things: (I) Bank may collect from Guarantors without first foreclosing on any real or personal property collateral pledged by Borrowers; and (ii) if Bank forecloses on any real property collateral pledged by Borrowers: (1) the amount of the indebtedness may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) Bank may collect from Guarantors even if Bank, by foreclosing on the real property collateral, has destroyed any right Guarantors may have to collect from Borrowers. This is an unconditional and irrevocable waiver of any rights and defenses Guarantors may have because any of the indebtedness is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

          (d) Guarantors waive any right or defense they may have at law or equity, including California Code of Civil Procedure Section 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.

          (e) No provision or waiver in this Guaranty shall be construed as limiting the generality of any other waiver contained in this Guaranty.

     (8) Guarantors acknowledge and agree that they shall have the sole responsibility for obtaining from Borrowers such information concerning Borrowers' financial conditions or business operations as Guarantors may require, and that Bank has no duty at any time to disclose to Guarantors any information relating to the business operations or financial conditions of Borrowers.

     (9) To secure all of Guarantors' obligations hereunder, Guarantors assign and grant to Bank a security interest in all moneys, securities, and other property of Guarantors now or hereafter in the possession of Bank, all deposit accounts of Guarantors maintained with Bank, and all proceeds thereof. Upon default or breach of any of Guarantors' obligations to Bank, Bank may apply any deposit account to reduce the indebtedness and may foreclose any collateral as provided in the Uniform Commercial Code and in any security agreements between Bank and Guarantors.

     (10) Any obligations of Borrowers to Guarantors, now or hereafter existing, including but not limited to any obligations to Guarantors as subrogees of Bank or resulting from Guarantors' performance under this Guaranty, are hereby subordinated to the indebtedness. Such obligations of Borrowers to Guarantors if Bank so requests shall be enforced and performance received by Guarantors as trustees for Bank, and the proceeds thereof shall be paid over to Bank on account of the indebtedness, but without reducing or affecting in any manner the liability of Guarantors under the provisions of this Guaranty.

     (11) This Guaranty may be revoked at any time by Guarantors in respect to future transactions, unless there is a continuing consideration as to such transactions which Guarantors do not renounce. Such revocation shall be effective upon actual receipt by Bank, at the address shown below or at such other address as may have been provided to Guarantors by Bank, of written notice of revocation. Revocation shall not affect any of Guarantors' obligations or Bank's rights with respect to transactions which precede Bank's receipt of such notice, regardless of whether or not the indebtedness related to such transactions, before or after revocation, has been renewed, compromised, extended, accelerated, or otherwise changed as to any of its terms, including time for payment or increase or decrease of the rate of interest thereon, and regardless of any other act or omission of Bank authorized hereunder. Revocation by any one or more of Guarantors shall not affect any obligations of any nonrevoking Guarantors. If this Guaranty is revoked, returned, or canceled, and subsequently any payment or transfer of any interest in property by Borrowers to Bank is rescinded or must be returned by Bank to Borrowers, this Guaranty shall be reinstated with respect to any such payment or transfer, regardless of any such prior revocation, return, or cancellation.

     (12) Where any one or more of Borrowers are corporations, partnerships, or limited liability companies, it is not necessary for Bank to inquire into the powers of Borrowers or of the officers, directors, partners, members, managers, or agents acting or purporting to act on their behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

     (13) (a) Guarantors authorize Bank to verify or check any information given by Guarantors to Bank, check Guarantors' credit references, verify employment, and obtain credit reports.

          (b) Guarantors authorize Bank to disclose to any of Bank's affiliates any information given by Guarantors to Bank in connection with Bank's extension of credit to Borrowers provided that (i) such information will be used by such affiliate only in connection with evaluating Borrowers' request or application for a product or service offered by such affiliate and (ii) Guarantors may at any time revoke this authorization. Such revocation shall be effective upon actual receipt by Bank, at the address shown below or at such other address as may have been provided to Guarantors by Bank, of written notice of such revocation.

          (c) Guarantors acknowledge and agree that the authorizations provided in subparagraphs (a) and (b) of this paragraph apply to any individual general partners of any Guarantor and to any Guarantor's spouse and any such general partner's spouse if such Guarantor or such general partner is married and lives in a community property state.

     (14) Bank may, without notice to Guarantors and without affecting Guarantors' obligations hereunder, assign the indebtedness and this Guaranty, in whole or in part. Guarantors agree that Bank may disclose to any assignee or purchaser, or any prospective assignee or purchaser, of all or part of the indebtedness any and all information in Bank's possession concerning Guarantors, this Guaranty, and any security for this Guaranty.

     (15) Guarantors agree to pay all reasonable attorneys' fees, including allocated costs of Bank's in-house counsel, and all other costs and expenses which may be incurred by Bank (a) in the enforcement of this Guaranty or (b) in the preservation; protection, or enforcement of any rights of Bank in any case commenced by or against Guarantors under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute.

     (16) Where there is but a single Borrower, or where a single Guarantor executes this Guaranty, then all words used herein in the plural shall be deemed to have been used in the singular where the context and construction so require; and when there is more than one Borrower named herein, or when this Guaranty is executed by more than one Guarantor, the words "Borrowers" and "Guarantors" respectively shall mean all and any one or more of them.

     (17) This Guaranty shall be governed by and construed according to the laws of the State of California, to the jurisdiction of which the parties hereto submit.

     (18) (a) Any controversy or claim between or among the parties, including but not limited to those arising out of or relating to this Guaranty or any agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Guaranty, and under the Commercial Rules of the American Arbitration Association ("AAA"). The arbitrators shall give effect to statutes of limitation in determining any claim, except as expressly waived hereunder by Guarantors. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrators. Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

          (b) Notwithstanding the provisions of subparagraph (a), no controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim arises from or relates to an obligation to Bank which is secured by real property collateral located in California. If all parties do not consent to submission of such a controversy or claim to arbitration, the controversy or claim shall be determined as provided in subparagraph (c).

          (c) A controversy or claim which is not submitted to arbitration as provided and limited in subparagraphs (a) and (b) shall, at the request of any party, be determined by a reference in accordance with California Code of Civil Procedure Section 638 et seq. If such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

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

          (d) No provision of this paragraph shall limit the right of any party to this Guaranty to exercise self-help remedies such as setoff, to foreclose against or sell any real or personal property collateral or security, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference. At Bank's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.

Date:    4/21   ,   2000
     ----------------------

Witnessed:                              Hukk Engineering, Inc.


X  /s/ Lakshmi Wolterding               X  /s/ Peter Eidelman
-----------------------------------     -----------------------------------
Witness                                 By: Peter Eidelman, Secretary/Treasurer

-----------------------------------
Address
                                        X  /s/ Paul Chang
                                        -----------------------------------
                                        By: Paul Chang, CEO
X__________________________________
Witness                                 3250-D Peachtree
                                        Corners Circle
-----------------------------------     Norcross, GA 30092
Address


Address for Notices:

Bank of America, N.A.
South Bay Commercial Banking Office #01487
101 Park Center Plaza
San Jose, CA 95115

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